Exhibit 10.2
LEASE AGREEMENT
(9911 Belward Campus Drive, Rockville, Maryland)
     This Lease Agreement (the “Lease”) is made as of the [    ] day of [                    ], 2006, by and between Belward C LLC, a Maryland limited liability company (the “Landlord”) and Human Genome Sciences, Inc., a Delaware corporation (the “Tenant”).
ARTICLE 1. DESCRIPTION OF PREMISES
     1.1 Premises. Landlord hereby leases to Tenant and Tenant leases from Landlord, pursuant to the terms, conditions and uses herein set forth, that certain real property commonly known as 9911 Belward Campus Drive, Rockville, Maryland and more particularly described in Exhibit A-1 attached hereto (the “Land”), and a building located on the Land containing approximately 289,912 gross square feet of rentable space (the “Building”) and all property described on Exhibit A-2 (together with all property installed in substitution for, or in replacement of, such property described on Exhibit A-3, the “Other Property” and, together with the Land and the Building, the “Premises”)[EXHIBIT A-3 SHOULD INCLUDE ALL ITEMS LISTED ON SCHEDULE 1-A (BELWARD OTHER PROPERTY), AND SCHEDULE 1-L (O&M EQUIPMENT WITH RESPECT TO THE BELWARD PROPERTY)]. The Premises is the property of Landlord.
ARTICLE 2. TERM
     2.1 Lease Term. The term of this Lease will be for twenty (20) years commencing on [                         ], 2006 (the “Commencement Date”)[THE LEASE WILL BE DATED THE DATE OF THE BELWARD CLOSING DATE UNDER THE PURCHASE AGREEMENT] and ending on [                               ], 2026 (“Lease Term”). Tenant has two consecutive ten (10) year options to extend the Lease Term, as further described in Article 30.
ARTICLE 3. RENT
     3.1 Base Monthly Rental. Tenant shall pay to Landlord at the address set forth in Section 31.10, or such other address as Landlord may advise Tenant in writing, without deduction, offset or prior notice or demand, and Landlord shall accept, as rent for the Premises the sum of $1,645,833.33 per month ($19,750,000 per year), subject to adjustments pursuant to Section 3.3 below, in lawful money of the United States payable in advance on the first day of each month of the term of this Lease. Said monthly installments shall hereinafter be referred to as the “Base Monthly Rental.” Tenant has delivered to Landlord the Base Monthly Rental for the first month of the term hereof upon execution and delivery of this Lease. For purposes of this Lease, “Rent” will mean the Base Monthly Rental plus the Landlord Additional Rent plus the Third Party Additional Rent plus any other charges due Landlord by Tenant under this Lease.
     3.2 Proration of Rent. For the month in which the Commencement Date occurs, in lieu of the Base Monthly Rental, Tenant will pay Landlord an amount equal to the $54,109.59 multiplied by the number of days remaining in the month from, after and including the Commencement Date. Thereafter, Rent shall be payable in accordance with the terms of Section

3.1. The total consideration for the term of this Lease shall be increased by the amount of the installment required by this Section 3.2.
     3.3 Annual Adjustments. The Base Monthly Rental will be increased (but not decreased) annually commencing on the first day of the calendar month immediately following the anniversary of the Commencement Date, and on each anniversary thereafter, by an amount equal to 2.00% of the Base Monthly Rental for the preceding year.
     3.4 Landlord Additional Rent, Expenses and Costs. Commencing upon the Commencement Date, Tenant shall pay to Landlord (unless otherwise expressly required hereunder to pay directly to a third party), as additional rent (“Landlord Additional Rent”), all sums of money of any and every sort required to be paid by Tenant to Landlord under this Lease, whether or not the same are designated as Landlord Additional Rent. If such amounts or charges are not paid at the time provided in this Lease, they shall nevertheless be collectible as Landlord Additional Rent with the next installment of the Base Monthly Rental thereafter falling due, but nothing herein contained shall be deemed to suspend or delay the payment of any amount of money or charge at the time the same becomes due and payable hereunder, or limit any other remedy of Landlord. Tenant acknowledges that this is an absolute net lease to Landlord. As such, Tenant shall pay, as Landlord Additional Rent, all costs and expenses relating to the Premises (unless otherwise expressly required hereunder to be paid directly to a third party).
     3.5 Third Party Additional Rent. Commencing upon the Commencement Date, Tenant shall pay directly to a third party, as additional rent (“Third Party Additional Rent”), all sums of money of any and every sort required to be paid by Tenant to a third party under this Lease, whether or not the same are designated as Third Party Additional Rent.
     3.6 Late Fees. Tenant acknowledges that late payment by Tenant to Landlord of the Base Monthly Rental or other charges incurred under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix. Such costs include, without limitation, processing, administrative and accounting charges. If any payment of Base Monthly Rental, Landlord Additional Rent, or other charges due from Tenant to Landlord is not received by Landlord within 5 business days of when due, such unpaid amounts shall bear interest at the rate of ten percent (10%) per annum (“Default Rate”) from the date due to the date of payment. In addition to interest, Tenant shall pay a sum of the greater of (i) 2% of the overdue amount payable to Landlord or (ii) $50.00 as a late charge (“Late Charge”). Late Charges shall constitute Landlord Additional Rent. The parties agree that the Late Charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. Acceptance of any Late Charge shall not constitute a waiver of Tenant’s default with respect to the overdue amount, or prevent Landlord from exercising any of the other rights and remedies available to Landlord hereunder.
     3.7 Security Deposit. Tenant will pay a security deposit of Nineteen Million Seven Hundred and Fifty Thousand Dollars ($19,750,000) (payable in cash or, as and to the extent set forth in Section 3.7.1, in the form of a letter of credit reasonably acceptable to Landlord) (the “Security Deposit”). In the event Landlord receives documentation from Tenant that demonstrates to Landlord’s reasonable satisfaction that Tenant has achieved a rating of “BBB-” or better from Standard & Poor’s Corporation, or “Baa3” or better from Moody’s Investors Service, Inc. (or in each case any successor thereof), Landlord shall return the Security Deposit or the letter of credit to Tenant; provided, however, in the event Tenant’s rating falls below “BBB-”, Tenant shall, within 15 days after written notice thereof, deposit an amount with Landlord sufficient to restore said Security Deposit to the amount set forth above and Tenant’s failure to do so shall constitute a breach of this Lease.
          3.7.1 In lieu of depositing cash as the Security Deposit, Tenant shall have the right to deliver to Landlord an unconditional, irrevocable, standby letter of credit in the amount of the cash Security Deposit otherwise required hereunder, which letter of credit shall (i) be in a form reasonably acceptable to Landlord, (ii) be issued by a financial institution selected by Tenant and reasonably acceptable to Landlord, (iii) be for the benefit of Landlord, but shall be transferable at Tenant’s sole cost and expense by Landlord to any subsequent purchaser or encumbrancer of the Building, (iv) be payable by draft sight in a location reasonably acceptable to Landlord upon presentation of a certification signed by an officer of Landlord which states that an Event of Default has occurred under this Lease, and (v) be payable in the event such letter of credit is not renewed on or before the date which is thirty (30) days prior to its expiration. Any amounts of cash drawn on a letter of credit Security Deposit will thereafter be treated as a cash Security Deposit hereunder.
          3.7.2 Tenant shall have the right at any time during the Lease Term upon thirty (30) days prior written notice to Landlord (i) to replace a cash Security Deposit with a letter of credit which complies with all the terms of Section 3.7.1, or (ii) to replace a letter of credit Security Deposit with a corresponding amount of cash or another letter of credit which complies with all the terms of Section 3.7.1.
          3.7.3 If Tenant fails to pay Rent when required or fails to perform any other covenant contained herein, Landlord may use or retain all or any part of the Security Deposit for the payment of any sum not so paid, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant’s default. If any portion of the Security Deposit is so applied or used, then Tenant shall, within 5 business days after written notice thereof, deposit an additional amount with Landlord sufficient to restore said Security Deposit to the amount set forth above, or replenish the letter of credit to the amount required hereunder, and Tenant’s failure to do so shall constitute a breach of this Lease.
          3.7.4 If Tenant has performed all of its monetary and other obligations hereunder at the termination of this Lease, Landlord shall return said Security Deposit or letter of credit to Tenant within 30 days after termination of this Lease, less any amounts required to restore the Premises to good condition and repair, reasonable wear and tear and damage caused by casualty and condemnation excepted, including repairing any damage resulting from the removal by Tenant of its trade fixtures or equipment, except that in the event the Tenant exercises its rights to purchase the Premises, the Security Deposit shall be credited to Tenant at the closing of such purchase or the letter of credit shall be returned to Tenant, as applicable.
          3.7.5 In the event of the sale of the real property of which the Premises constitute a part, Landlord’s successor in interest shall assume Landlord’s obligations with respect to the sums held as security or advance rent and notify Tenant in writing setting forth the particularity of such transfer, including the successor’s name and address. Upon such assumption and written notification, Tenant shall have no further claim against Landlord with respect to any such Security Deposit and hereby waives all rights against Landlord in such regard. Notwithstanding the foregoing, Landlord will remain personally liable to the extent Landlord’s successor in interest fails to assume the Landlord’s obligations with respect to the deposit as specified above.
     3.8 Tenant’s Costs. Within 60 days after the Commencement Date, and within 60 days after the beginning of each calendar year, Landlord shall give Tenant a written estimate, for such calendar year, of Tenant’s share of the cost of utilities, if not separately metered, taxes and insurance provided by Landlord (“Tenant Costs”). Tenant shall pay such estimated amount to Landlord in equal monthly installments, in advance. Within 90 days after the end of each calendar year, Landlord shall furnish to Tenant a statement showing in reasonable detail the costs incurred by Landlord for the operation and maintenance of the Premises during such year (the “Annual Statement”), and Tenant shall pay to Landlord Tenant’s proportionate share of the cost incurred in excess of the payments made by Tenant within 10 days of receipt of such statement. In the event that the payments made by Tenant for the operation and maintenance of the Premises exceed Tenant’s share of the cost of same, such amount shall be credited by Landlord to the Rent or other charges next due and owing, provided that, if the Lease term has expired, Landlord shall accompany said statement with the amount due Tenant. Tenant shall have the right, by giving written notice thereof to Landlord within sixty (60) days after Tenant’s receipt of each Annual Statement, to contest all or any item comprising Tenant Costs and in connection therewith audit Landlord’s books and records relating to Tenant Cost covered by the Annual Statement. Landlord shall promptly provide Tenant with copies of all bills and records supporting the Tenant Costs or any particular item of Tenant Costs specified by Tenant in writing. If Tenant fails to deliver a notice of audit/contest to Landlord within the aforesaid sixty (60) day period, Tenant shall be deemed to have accepted the Annual Statement for the applicable calendar year.
     3.9 Management Fee. Tenant shall pay to Landlord on the first day of the calendar month immediately following the Commencement Date, and on each month thereafter, as Landlord Additional Rent, a monthly fee to cover costs of property management services and related expenses in an amount equal to Four Thousand One Hundred and Sixty-Six Dollars and 67/100 ($4,166.67) (the “Management Fee”), whether or not Landlord incurs fees payable to any third party to provide such services and without regard to the actual costs incurred by Landlord for such services.
     3.10 Absolute Net Lease. This Lease shall be deemed and construed to be an “absolute net lease” and, except as herein expressly provided, the Landlord shall receive all payments required to be made by Tenant, free from all charges, assessments, impositions, expenses, deductions of any and every kind or nature whatsoever. Tenant shall, at Tenant’s sole cost and expense, maintain the landscaping and parking lot, and make all additional repairs and alterations as required to maintain the Premises consistent with current practices.
ARTICLE 4. POSSESSION
     4.1 Possession. Tenant hereby acknowledges that immediately prior to the Commencement Date, its wholly owned subsidiary owned the Premises and that Tenant is in possession of the Premises, and is familiar with the condition thereof and accepts the Premises in its “as is” condition with all faults, and Landlord makes no representation or warranty of any kind with respect the Premises, and Landlord will have no obligation to improve, alter or repair the Premises, except as specifically set forth herein. It is understood and agreed that Landlord is not obligated to install any equipment, or make any repairs, improvements or alterations to the Premises.
     4.2 NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT LANDLORD IS LEASING THE PREMISES “AS IS” AND “WHERE IS,” AND WITH ALL FAULTS AND THAT, LANDLORD IS MAKING NO REPRESENTATIONS AND WARRANTIES WHETHER EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, WITH RESPECT TO THE QUALITY OR PHYSICAL CONDITION OF THE PREMISES, THE INCOME OR EXPENSES FROM OR OF THE PREMISES, OR THE COMPLIANCE OF THE PREMISES WITH APPLICABLE BUILDING OR FIRE CODES, ENVIRONMENTAL LAWS OR OTHER LAWS, RULES, ORDERS OR REGULATIONS. WITHOUT LIMITING THE FOREGOING, IT IS UNDERSTOOD AND AGREED THAT LANDLORD MAKES NO WARRANTY WITH RESPECT TO THE HABITABILITY, SUITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. TENANT AGREES THAT IT ASSUMES FULL RESPONSIBILITY FOR, AND THAT IT HAS PERFORMED EXAMINATIONS AND INVESTIGATIONS OF THE PREMISES, INCLUDING SPECIFICALLY, WITHOUT LIMITATION, EXAMINATIONS AND INVESTIGATIONS FOR THE PRESENCE OF ASBESTOS, PCBS AND OTHER HAZARDOUS SUBSTANCES, MATERIALS AND WASTES (AS THOSE TERMS MAY BE DEFINED HEREIN OR BY APPLICABLE FEDERAL OR STATE LAWS, RULES OR REGULATIONS) ON OR IN THE PREMISES. WITHOUT LIMITING THE FOREGOING, TENANT IRREVOCABLY WAIVES ALL CLAIMS AGAINST LANDLORD WITH RESPECT TO ANY ENVIRONMENTAL CONDITION, INCLUDING CONTRIBUTION AND INDEMNITY CLAIMS, WHETHER STATUTORY OR OTHERWISE. TENANT ASSUMES FULL RESPONSIBILITY FOR ALL COSTS AND EXPENSES REQUIRED TO CAUSE THE PREMISES TO COMPLY WITH ALL APPLICABLE BUILDING AND FIRE CODES, MUNICIPAL ORDINANCES, ENVIRONMENTAL LAWS AND OTHER LAWS, RULES, ORDERS, AND REGULATIONS.
ARTICLE 5. USE
     5.1 Permitted Use of Premises. The Premises shall be used and occupied by Tenant solely for laboratory, research, related administration, bio-pharmaceutical manufacturing and related health care uses. The Premises shall not be used for any other purposes without first obtaining the consent of Landlord, which consent shall not be unreasonably withheld.
     5.2 Compliance with Laws. Tenant, at Tenant’s sole expense, shall promptly comply, or cause compliance, with all laws, ordinances, zoning restrictions, rules, regulations, orders and requirements of any duly constituted public authorities now or hereafter affecting the Premises, including the use, safety, cleanliness and occupation of the Premises; provided, however, for the avoidance of doubt, Tenant shall not be responsible for the cost of any modifications that are required as a result of such legal requirements that are triggered by improvements to the Premises that are made after the expiration of the Lease.
     5.3 Prohibited Uses. Tenant shall not do, bring or keep anything in or about the Premises that will cause a cancellation of any insurance covering the Premises or the Building.

Tenant shall not use the Premises in any manner that will constitute waste, nuisance or unreasonable annoyance to owners or occupants of nearby properties. Tenant shall not do anything on the Premises that will cause material damage to the Building. Tenant shall place no loads upon the floors, walls or ceiling of the Building in excess of the maximum designed load specified by Landlord or which may materially damage the Building.
ARTICLE 6. ALTERATIONS AND ADDITIONS
     6.1 Prohibited Alterations. Tenant shall not make any alterations, improvements or additions to the Premises, without obtaining Landlord’s prior written consent, except tenant may make non-structural alterations to the interior of the Premises (excluding the roof) without such consent but upon notice to Landlord, as long as they are not visible from the outside, and the cost thereof does not exceed $1,000,000 per occurrence or an aggregate amount of $3,000,000 in any 12-month period. Notwithstanding the foregoing, Tenant will not do anything that could have a material adverse effect on the Building or life safety systems, without obtaining Landlord’s prior written consent. For the avoidance of doubt, for purposes of this Section 6.1, a material adverse effect on the Building shall not include a material adverse effect on the marketability of the Building. Any such improvements, excepting movable furniture, trade fixtures and equipment, shall become part of the realty and belong to Landlord. All alterations and improvements shall be properly permitted and installed at Tenant’s sole cost, by a licensed contractor, in a good and workmanlike manner, and in conformity with the laws of all applicable duly constituted public authorities. Any alterations that Tenant shall desire to make and which require the consent of Landlord shall be presented to Landlord in written form with detailed plans. Tenant shall: (i) acquire all applicable governmental permits; (ii) furnish Landlord with copies of both the permits and the plans and specifications before the commencement of the work, and (iii) comply with all conditions of said permits in a prompt and expeditious manner. Any alterations shall be performed in a workmanlike manner with good and sufficient materials. Tenant shall promptly upon completion furnish Landlord with as-built plans and specifications. Tenant also shall have the right to replace Other Property that is outdated or broken with properly functioning equivalents.
     6.2 Notice of Commencement. At least 20 days prior to commencing any work relating to any alterations, improvements or additions approved by Landlord, Tenant shall notify Landlord in writing of the expected date of commencement. Tenant shall pay, when due, all claims for labor or materials furnished to or for Tenant for use in improving the Premises. Tenant shall not permit any mechanics’ or materialmen’s liens to be levied against the Premises arising out of work performed, materials furnished, or obligations to have been performed on the Premises by or at the request of Tenant. Tenant hereby defends, indemnifies and holds Landlord harmless against loss, damage, attorneys’ fees and all other expenses on account of claims of lien of laborers or materialmen or others for work performed or materials or supplies furnished for Tenant or its contractors, agents or employees. If Tenant fails to discharge or undertake to defend against such liability, upon receipt of written notice from Landlord of such failure, Tenant shall have fifteen (15) days (the “Defense Cure Period”) to cure such failure by prosecuting such a defense. If Tenant fails to do so within the Defense Cure Period, then Landlord may settle the same and Tenant’s liability to Landlord shall be conclusively established by such settlement provided that such settlement is entered into on commercially reasonable terms and conditions, the amount of such liability to include both the settlement consideration and the costs and expenses (including attorneys’ fees) incurred by Landlord in effecting such settlement. In the event any contractor, agent or employee notifies Tenant of its intent to file a mechanics’ or materialmen’s lien against the Premises, Tenant shall immediately notify Landlord of such intention to file a lien or a lawsuit with respect to such lien. Landlord should also immediately notify Tenant if any complaint, lawsuit or other action with respect to a mechanic’s lien is filed or commenced. Within the time period allotted to answer such action, such complaint or respond to such lawsuit or other action, Tenant shall either: (a) settle the lawsuit without recourse to Landlord, at Tenant’s sole cost and expense, or (b) post such bond as may be required under Maryland law to preclude the granting of a mechanics’ or materialmen’s lien against the Premises.
     6.3 Trade Fixtures. Tenant may install trade fixtures, machinery or other trade equipment in conformance with the ordinances of all applicable duly constituted public authorities. Tenant may remove any of such trade fixtures or machinery upon the termination of this Lease. In the event that Tenant installs improvements, machinery or trade fixtures, or makes any alterations, Tenant shall, at Landlord’s option, return the Premises on termination of this Lease to substantially the same condition as existed on the Commencement Date, reasonable wear and tear and damage caused by casualty and condemnation excepted, including the removal of improvements or alterations approved by Landlord in Section 6.1; provided, however, if such improvements or alterations were approved by Landlord, Tenant shall only be required to remove such improvements or alterations if Landlord’s approval was conditioned upon Tenant’s removal of such improvements or alterations. In the event Landlord’s approval is not required, Tenant may provide written notice to Landlord of such improvement or alteration and request confirmation on whether such improvement or alteration will be required to be removed at the termination of this Lease. Tenant shall, in any event, repair any damage resulting from the removal of machinery or trade fixtures of Tenant. Tenant shall have the absolute right before the end of the Term to repair or remove any Tenant owned equipment or machinery from the Premises. Notwithstanding the foregoing, in no event shall Tenant remove any Other Property from the Premises.
     6.4 Future Developments. Subject to Section 31.17, in the event Landlord elects, in its sole discretion, to sell or transfer any right with respect to the future development of the Land, Landlord may do so in its sole discretion. The Land currently has certain entitlements that are unnecessary for the operation and use of the Premises and, notwithstanding anything to the contrary in this Lease or the Option Agreement entered into in connection herewith, Landlord shall have the right to transfer, terminate or modify these rights, in its sole and absolute discretion, provided that such adjustments do not have a material adverse effect on the Tenant’s operation or use of the Land or the use of the Premises.
ARTICLE 7. SURRENDER OF PREMISES
     7.1 Conditions upon Surrender. Upon the expiration, or earlier termination, of this Lease, Tenant shall surrender the Premises to Landlord in substantially the condition existing as of the Commencement Date, normal wear and tear, casualty, condemnation, acts of God and Landlord approved alterations that Landlord has notified Tenant may remain on the Premises excepted, with all interior walls in good repair and repainted if marked, all carpets shampooed and cleaned, the HVAC equipment, plumbing, electrical and other mechanical installations in good operating order, and all floors cleaned and waxed, all to the reasonable satisfaction of Landlord. Tenant shall remove from the Premises all of Tenant’s alterations which Landlord requires Tenant to remove pursuant to Section 6.3 and all Tenant’s personal property, and shall repair any damage and perform any restoration work caused by such removal. Landlord and Tenant shall each initial and attach a narrative description or floor plan of the Premises to this Lease, to be incorporated herein as Exhibit B. Said narrative description or floor plan shall describe, among other things, those interior improvements which are to remain in the Premises upon expiration, or earlier termination, of this Lease. All of the Other Property (other than Other Property that has been replaced in accordance with Section 6.1) and all replacements for such Other Property shall remain with the Premises, unless Landlord has previously notified Tenant that such Other Property may be removed from the Premises. It is the intent of the parties that the condition of the Premises, after Tenant’s removal, be in substantial conformance with the layout reflected in Exhibit B. If Tenant fails to remove such alterations and Tenant’s personal property (which excludes all Other Property and replacements for such Other Property) which Tenant is authorized and obligated to remove pursuant to the above, and such failure continues after the termination of the Lease, Landlord may retain such property and all rights of Tenant with respect to it shall cease, or Landlord may place all or any portion of such property in public storage for Tenant’s account. Tenant shall pay to Landlord upon demand costs of removal of such alterations and Tenant’s personal property and storage and transportation costs of same, and the cost of repairing and restoring the Premises, together with attorneys’ fees and interest at the Default Rate on said amounts, from the date of expenditure by Landlord. If the Premises are not so surrendered at the termination of this Lease, Landlord may, in its sole discretion, either (a) upon written notice to Tenant, treat Tenant as a month-to-month tenant at will, subject to all the terms, covenants and conditions of this Lease, or (b) proceed with an unlawful detainer action and pursue all other rights and remedies available to Landlord. Notwithstanding the foregoing, Tenant shall not remove from the Premises any base building electrical, plumbing, HVAC, life safety systems; and attached laboratory benches, autoclaves, climatized rooms, and gas and liquid distribution systems.
ARTICLE 8. UTILITIES AND SERVICES
     8.1 Utilities. Tenant shall make all arrangements for and pay for all water, sewer, gas, heat, light, power, telephone service and any other service or utility Tenant requires at the Premises. Landlord shall not be liable for any failure or interruption of any utility service being furnished to the Premises, and no such failure or interruption shall entitle Tenant to terminate this Lease; provided, however, that Tenant will be entitled to Rent abatement in connection with any such failure or interruption to the extent Landlord receives lost rental income insurance proceeds.
     8.2 Landlord Service. In the event that any utilities are furnished by Landlord, Tenant shall pay to Landlord the cost thereof in the manner set forth in Section 3.8. Tenant’s cost shall be the total cost shown on utility meters servicing the Premises and any extraordinary use which may be made by Tenant.
ARTICLE 9. INDEMNIFICATION
     9.1 Indemnity of Landlord. Tenant hereby agrees to indemnify, defend (with attorneys approved by Landlord), protect, and hold Landlord and Landlord’s agents, employees, directors, officers, managers, members, partners, affiliates, independent contracts and property managers (“Landlord’s Agents”), harmless from any and all liabilities, costs, expenses and losses by reason of injury to person or property (“Losses”), caused by, arising out of, or related to, the condition of the Premises or the use or occupancy of the Premises by Tenant, its agents, directors, officers, managers, members, partners, affiliates, independent contractors and property managers, or invitees (“Tenant’s Agents”), including without limitation, any liability for injury to the person or property of Tenant or Tenant’s Agents, but excepting any Loss resulting from the willful breach of the Lease by Landlord or the gross negligence or willful misconduct of Landlord or Landlord’s Agents. Tenant’s obligations hereunder shall survive the termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such termination.
     9.2 Waiver of Claims. Tenant, as a material part of the consideration rendered to Landlord in entering into this Lease, hereby waives all claims against Landlord for damages to goods, wares, machinery, trade fixtures, or other property of Tenant, Tenant’s Agents or any other person in or about the Premises, whether such damage or injury is caused by or results from Landlord’s negligence, fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, HVAC or lighting fixtures, or from any other cause, whether the said injury or damage results from conditions arising upon the Premises or upon other portions of the building of which the Premises are a part, or from other sources or places, but excepting any claims resulting from the gross negligence or willful misconduct of Landlord or Landlord’s Agents. Notwithstanding Landlord’s negligence or breach of this Lease, Landlord shall under no circumstances be liable for loss of profits or special, incidental or consequential damages arising therefrom.
     9.3 Landlord Indemnification. Landlord agrees to indemnify Tenant and hold it harmless from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from any Losses, caused by the gross negligence or willful misconduct of Landlord and/or any of Landlord’s Agents. The obligations of Landlord under this Section 9.3 shall survive the termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such termination.
     9.4 Claims for Indemnification. If any indemnitee under Sections 9.1 or 9.3 above (an “Indemnitee”) shall believe that such Indemnitee is entitled to indemnification pursuant to this Article 9 in respect of any Losses, such Indemnitee shall give the appropriate indemnifying party (each, as applicable, an “Indemnifying Party”) prompt written notice thereof. Any such notice shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification. The failure of such Indemnitee to give notice of any claim for indemnification promptly shall not adversely affect such Indemnitee’s right to indemnity hereunder except to the extent that such failure adversely affects the right of the Indemnifying Party to assert any reasonable defense to such claim.
     9.5 Defense of Claims. In connection with any claim which may give rise to indemnity under this Article 9 resulting from or arising out of any claim or proceeding against an Indemnitee by a person that is not a party hereto, the Indemnifying Party shall (unless such Indemnitee elects not to seek indemnity hereunder for such claim), upon written notice to the relevant Indemnitee, assume the defense of any such claim or proceeding. The Indemnifying Party shall select counsel reasonably acceptable to such Indemnitee to conduct the defense of such claim or proceeding, shall take all steps necessary in the defense or settlement thereof and shall at all times diligently and promptly perform resolution thereof. Without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld, the Indemnifying Party will not enter into any settlement of, or any claim or proceeding which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. Without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, the Indemnitee will not enter into any settlement or any claim or proceeding which would lead to liability or create any financial or other obligation on the part of the Indemnifying Party unless the Indemnifying Party has, after written notice, failed or refused to acknowledge responsibility for or defend such claim or proceeding within a reasonable period of time after notice is provided pursuant to Section 9.4. If the Indemnifying Party fails to discharge or undertake to defend against such liability, upon receipt of written notice from the Indemnitee of such failure, the Indemnifying Party shall have the Defense Cure Period to cure such failure by prosecuting such a defense. If the Indemnifying Party fails to do so within the Defense Cure Period, then the Indemnitee may settle the same and the Indemnifying Party’s liability to the Indemnitee shall be conclusively established by such settlement provided that such settlement is entered into on commercially reasonable terms and conditions, the amount of such liability to include both the settlement consideration and the costs and expenses (including attorneys’ fees) incurred by the Indemnitee in effecting such settlement.
ARTICLE 10. INSURANCE
     10.1 Landlord’s Insurance. Tenant shall maintain, a policy or policies of insurance protecting Landlord against the following:
          10.1.1 Fire and other perils normally included within the classification of fire and extended coverage, together with insurance against vandalism and malicious mischief, to the extent of the full replacement cost of the Premises, including, at Landlord’s option, earthquake and flood coverage, exclusive of trade fixtures, equipment and improvements insured by Tenant, with agreed value, full replacement and other endorsements which Landlord may elect to maintain.
          10.1.2 At least thirty-six (36) months of rental loss insurance and to the extent of 100% of the gross rentals from the Building of which the Premises constitute a part.
          10.1.3 Public liability and property damage insurance for Landlord with respect to common areas in amounts (i) not less than $1,000,000 for injury or death to any one person in any one accident or occurrence, (ii) not less than $2,000,000 for injury or death to more than one person in any one accident or occurrence, (iii) not less than $4,000,000 of excess umbrella liability insurance, and, (iv) not less than $200,000 per occurrence for damage to Premises.
          10.1.4 At Landlord’s sole option, environmental liability or environmental clean-up/remediation insurance in such amounts and with such deductibles and other provisions as Landlord may determine in its sole and absolute discretion.
          10.2 Payment. Tenant shall pay the cost of insurance required in Section 10.1.
          10.3 Tenant’s Insurance. Tenant shall maintain at its sole cost and expense, in force a policy or policies of insurance protecting Landlord and Tenant against each of the following:

          10.3.1 Comprehensive general liability insurance with respect to the Premises insuring against bodily injury or death and property damage in amounts (i) not less than $5,000,000 in the aggregate, (ii) not less than $3,000,000 per occurrence and (iii) not less than $20,000,000 of excess umbrella liability insurance. Landlord shall be included as additional insured. The amount of such public liability insurance shall be increased from time to time as Landlord may reasonably determine. All such bodily injury and property damage insurance shall specifically insure the performance by Tenant of the indemnity agreement as to personal injury or property damage contained in Article 9.
          10.3.2 Insurance covering alterations, additions or improvements permitted under Section 6, trade fixtures and personal property from time to time in or upon the Premises in an amount not less than 80% of their full replacement cost from time to time during the term of this Lease, providing protection against any peril included within the classification “fire and extended coverage,” for the repair or replacement of the property damaged or destroyed unless this Lease shall terminate pursuant to Section 19 hereof.
          10.3.3 All policies of insurance to be provided by Tenant shall be issued by insurance companies, with general policy holder’s rating of not less than A and a financial rating of not less than Class X as rated in the most current available “Best’s” Insurance Reports, and admitted to do business in the State of Maryland. Such policies shall be issued in the name of Tenant. The policies provided by Tenant shall be for the mutual and joint benefit and protection of Landlord and Tenant, and executed copies of such policies of insurance or certificates thereof shall be delivered to the Landlord within 10 days after the Commencement Date and, thereafter, within 10 days prior to the expiration of the term of each such policy. All public liability and property damage policies shall contain a provision that the Landlord, although named as an additional insured in the case of public liability coverage and as an insured in the case of property damage policies, shall nevertheless be entitled to recover under said policies for any loss occasioned to it or Landlord’s Agents by reason of the negligence of the Tenant. Upon the expiration or termination of any such policy, renewal or additional policies shall be procured and maintained by the Tenant to provide the required coverage. All policies of insurance delivered to Landlord must contain a provision that the company writing said policy will provide to Landlord 30 days notice in writing in advance of any cancellation or lapse or the effective date of any reduction in the amounts of insurance. All public liability, property damage and other casualty policies shall be written as primary policies, not contributing with and not in excess of coverage which Landlord may carry.
          10.3.4 Notwithstanding anything to the contrary, Tenant’s obligation to carry the insurance described in this Section may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by the Tenant, provided that (i) Landlord will be named as an additional insured thereunder as their interests may appear, (ii) the coverage afforded Landlord will not be reduced or diminished by reason of the use of such blanket policy of insurance, and (iii) the requirements set forth herein are otherwise satisfied. Tenant agrees to permit Landlord at all reasonable times to inspect the policies of insurance of Tenant covering the Premises for policies which are not required to be delivered to Landlord.
     10.4 Release of Subrogation Rights. Landlord and Tenant hereby mutually release each other from liability and waive all right to recover against each other for any loss from perils insured against under their respective insurance policies, including any extended coverage and special form endorsements to said policies; provided, however, this Section shall be inapplicable to the extent the waiving and releasing party is unable, notwithstanding its good faith efforts, to obtain the requisite coverage from its insurer. The parties shall obtain, if available, from their respective insurance companies, a waiver of any right of subrogation which said insurance company may have against the Landlord or the Tenant, as the case may be.
     10.5 Failure to Provide Insurance. Tenant acknowledges that any failure on its part to obtain or maintain the insurance required under Sections 10.1 and 10.3 will expose Landlord to risk and potentially cause Landlord to incur costs not contemplated by this Lease, the extent of which will be extremely difficult to ascertain. Accordingly, for any month or portion thereof the Tenant does not maintain the required insurance and/or does not provide Landlord with the required binders or certificates evidencing the existence of the required insurance, the Base Monthly Rental shall be automatically increased, without any requirement for notice to Tenant, by an amount equal to two percent (2%) of the then existing Base Monthly Rental. The parties agree that such increase in the Base Monthly Rental represents fair and reasonable compensation for the additional risk costs that Landlord will incur by reason of Tenant’s failure to maintain the required insurance. Such increase in Base Monthly Rental shall in no event constitute a waiver of Tenant’s default or breach with respect of the failure to maintain such insurance, prevent the exercise of any of the other rights and remedies granted hereunder, nor relieve Tenant of it’s obligations to maintain the insurance specified in this Lease. In the event Tenant does not maintain the insurance required under this Article 10, Landlord may, in Landlord’s sole and absolute discretion, obtain such insurance and Tenant shall pay Landlord as Landlord Additional Rent all costs and expenses in connection with such policy or policies of insurance.
     10.6 Notice to Landlord. On the Commencement Date, and no later than 10 days before any insurance required under this Article 10 expires or is cancelled, Tenant shall deliver to Landlord certificates of insurance evidencing Tenant’s maintenance of all insurance required under this Article 10, in each case providing coverage for at least one year from the date delivered. Upon receipt of each policy of insurance evidencing insurance required under this Article 10, Tenant shall promptly deliver a copy of any such policy of insurance to Landlord. In the event of any dispute regarding Tenant’s compliance with the insurance requirements of this Lease, Landlord may at Landlord’s option obtain a certificate from Tenant’s insurance broker confirming such compliance. In addition to the obligations under this Section 10.6, Tenant shall direct the insurance carrier to give Landlord 10 days’ prior written notice of cancellation or nonrenewal of any insurance required under this Article 10.
ARTICLE 11. TAXES
     11.1 Personal Property Taxes. Tenant shall pay prior to delinquency all taxes, assessments, license fees, and other public charges levied, assessed or imposed or which become payable during the term of this Lease upon any trade fixtures, furnishings, equipment and all other personal property of Tenant installed or located in the Premises. Whenever possible, Tenant shall cause said trade fixtures, furnishings, equipment and personal property to be separately assessed.
     11.2 Real Estate Taxes. Landlord shall provide Tenant the real estate tax bills in its possession at least 45 days before such taxes are due and payable. Tenant shall also pay at least 20 days before due any and all real estate taxes, as defined in Section 11.3, assessed or imposed, or which become a lien upon or become chargeable against or payable in connection with the Premises. Within five business days after such payment, Tenant shall provide Landlord evidence of such payment in a form reasonably acceptable to Landlord. In the event that the Premises are not separately assessed, Tenant shall pay an equitable proportion of the real estate taxes and assessments for all the land and improvements included within the tax parcel(s) assessed, such proportion shall be determined by Landlord from the respective valuations assigned in the assessor’s worksheets and such other information as is reasonably available to Landlord, including the Building and any special improvements constructed for the benefit of Tenant. Real estate taxes for the last year of the term of this Lease shall be prorated between Landlord and Tenant as of the expiration date of the term. With respect to any assessments which may be levied against or upon the Premises, or which under the laws then in force may be evidenced by improvement or other bonds and may be paid in annual installments, only the amount of such annual installment, with appropriate proration for any partial year, and interest thereon, shall be included within a computation of taxes and assessments levied against the Premises. In the event that Tenant incurs a Late Charge on the payment of the Base Monthly Rental or fails to pay any real estate taxes at least 20 days before due, Landlord may estimate the current real estate taxes, and require that such taxes be paid in advance to Landlord by Tenant monthly in advance with the payment of the Base Monthly Rental. Such monthly payment shall be equal to the amount of the estimated installment of taxes divided by the number of months remaining before the month in which such installment becomes delinquent. When the actual amount of the applicable tax bill is known, the amount of such equal monthly advance payments shall be adjusted as required to provide the funds needed to pay the applicable taxes. If the amount collected by Landlord is insufficient to pay such real estate taxes when due, then Tenant shall pay Landlord, upon demand, such additional sum as is necessary. Advance payments may be intermingled with other moneys of Landlord and shall not bear interest. In the event of a breach by Tenant in the performance of its obligations under this Lease, then any such advance payments may be treated by Landlord as an additional security deposit.
     11.3 Definition of Taxes. For purposes of this Lease, “real estate taxes” shall also include each of the following:
          11.3.1 Any form of assessment, license fee, license tax, bond or improvement bond, business license tax, commercial rental tax, levy, charge, penalty, or tax, imposed by any authority having the direct power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement or special district thereof, as against any legal or equitable interest of Landlord in the Premises, personal property or the real property of which the Premises constitute a part;
          11.3.2 Any assessment, tax, fee, levy or charge in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included with the definition of real estate tax. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of real estate tax for purposes of this Lease;
          11.3.3 Any tax allocable to or measured by the area of the Premises or the rental payable hereunder, including without limitation, any gross income tax or excise tax levied by the State, any political subdivision thereof, city, or federal government, with respect to the receipt of such rental, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use of occupancy by Tenant of the Premises, or any portion thereof;
          11.3.4 Any tax, fee, levy, assessment or charge, or any increase therein: (i) imposed by reason of events occurring during the term of this Lease, and (ii) levied or assessed on machinery or equipment, if any, provided by Landlord to Tenant pursuant to this Lease; and
          11.3.5 “Real estate taxes” shall not include Landlord’s federal or state income, franchise, inheritance or estate taxes.
     11.4 Contest. Notwithstanding anything to the contrary in this Lease, Tenant shall have the exclusive right to contest, at its sole cost, by appropriate legal proceedings diligently conducted in good faith, the amount or validity of any real estate taxes; taxes in connection with the Other Property; the valuation, assessment, or reassessment (whether proposed, phased, or final) of the Premises for real estate taxes; and the amount of any such tax (any of the foregoing, a “Contest”). Tenant may defer payment or performance of the contested obligation pending outcome of the Contest, provided that Tenant causes the following conditions (collectively, the “Contest Conditions“) to remain satisfied:
          11.4.1 No Liability. Such deferral or noncompliance creates no material risk of a lien, charge, or other liability of any kind against the Premises, unless Tenant has given Landlord a bond, letter of credit, or other security reasonably satisfactory to Landlord equal to the reasonably estimated amount of such lien, charge, or other liability.
          11.4.2 No Forfeiture. Such deferral or noncompliance will not place the Premises in material danger of being forfeited or lost.
          11.4.3 No Cost to Landlord. Such Contest shall be without cost, liability, or expense to Landlord.
          11.4.4 Prosecution. Tenant shall prosecute such Contest with reasonable diligence and in good faith.
          11.4.5 Diligence. If required for such Contest, Tenant shall have paid the contested real estate taxes or other matter.
          11.4.6 Collection of Real Estate Taxes. If such Contest relates to any real estate tax, then such Contest shall suspend its collection from Landlord and the Land.
          11.4.7 No Tax Deed. If, at any time, payment of any real estate taxes is necessary to prevent the imminent (i.e., within 30 days) delivery of a tax deed to the Land for nonpayment, then Tenant shall pay or cause to be paid the sums in sufficient time to prevent delivery of such deed.
          11.4.8 No Event of Default. No Event of Default shall exist under this Lease at the time of such Contest.

          11.4.9 Named Parties. If Landlord has been named as a party in any action, then Tenant shall cause Landlord to be removed as such party and Tenant substituted in Landlord’s place, if permissible under the circumstances.
     11.5 Tax Credits. For the avoidance of doubt, any and all tax credits including but not limited to tax credits obtained by the Tenant with respect to the Premises from the State of Maryland and Montgomery County under §9-230 of the Tax-Property Article of the Annotated Code of Maryland, and Chapter 52, Article X of the Montgomery County Code shall inure solely to the benefit of the Tenant.
     11.6 Landlord Obligations and Protections. Landlord need not join in any Contest unless (a) Tenant has complied with the Contest Conditions; and (b) such Contest must be initiated or prosecuted in Landlord’s name. In such case, Landlord shall cooperate, as Tenant reasonably requests, to permit the Contest to be prosecuted in Landlord’s name. Landlord shall give Tenant any documents, deliveries, and information in Landlord’s control and reasonably necessary for Tenant to prosecute its Contest. Tenant shall pay all reasonable costs and expenses, including legal costs, of any Contest. Tenant shall, at Landlord’s request, advance (when Landlord incurs them) such reasonable costs and expenses that Landlord incurs or reasonably anticipates incurring, for Tenant’s Contest and Landlord’s assistance with such Contest.
     11.7 Miscellaneous. When Tenant concludes Tenant’s Contest of any real estate taxes, Tenant shall pay the amount of such real estate taxes (if any) as has been finally determined in such Contest to be due, to the extent attributable to periods within the Lease Term, and any costs, interest, penalties, or other liabilities in connection with such real estate taxes. Tenant shall be entitled to any refund of such real estate taxes (if any) attributable to periods within the Lease Term. Except for the last two years of the Term, so long as the Contest Conditions remain satisfied, Landlord shall enter no objection to any Contest. Except for the last two years of the Term, Landlord may contest any matter for which Tenant is entitled to (but does not) prosecute a Contest, but only if: (a) Landlord notifies Tenant of Landlord’s intention to do so; (b) Tenant fails to commence such Contest within 15 days after receipt of such Notice; and (c) Landlord’s contest complies with all conditions and covenants that would apply to a Contest by Tenant, transposing references to the parties and their interests as appropriate.
ARTICLE 12. MAINTENANCE OF PREMISES
     12.1 Care of Premises Generally. Tenant shall, at its sole cost and expense keep the Premises and exterior and interior portions of windows, doors, and all other glass or plate glass fixtures in a working, neat, clean, sanitary, safe condition and repair at a standard that is comparable to the levels on the Commencement Date, and shall keep the Premises free from trash, rubbish and dirt. Tenant shall make all repairs or replacements thereon or thereto, whether ordinary or extraordinary, normal wear and tear, and damage caused by casualty and condemnation excepted. Landlord shall not be required to furnish any services or facilities or to make any repairs, replacements, or alterations of any kind in or on the Premises. Tenant shall receive all invoices and bills relative to the Premises and, except as otherwise provided herein, shall pay for all expenses directly to the person or company submitting a bill without first having to forward payment for the expenses to Landlord.

     12.2 Maintenance of Equipment. Tenant shall, at its sole cost and expense, keep and maintain all utilities, fixtures and mechanical equipment used, or available for use, by Tenant (wherever located) in good working order, condition and repair. Said items shall include, but are not limited to, all plumbing or sewage facilities in the Premises, doors, locks and closing devices, windows, including glass, lights, electric systems and equipment, heating and air conditioning systems and equipment, and all other appliances and equipment of every kind.
     12.3 Roof, Walls, Foundation and Structural. At its cost and expense, Tenant will keep in good condition and repair the roof, foundation, load bearing walls and structural elements of the Premises to keep the Premises in substantially the same condition and repair existing as of the Commencement Date, normal wear and tear, and damage caused by casualty and condemnation excepted.
     12.4 Maintenance of Exterior Areas. Tenant shall maintain the exterior areas in a neat, clean and orderly condition, properly lighted and landscaped, including, but not limited to, general maintenance, repairs, pest control, resurfacing, painting, restriping, cleaning, sweeping and trash removal; maintenance and repair of sidewalks and curbs; sprinkler systems, planting and landscaping; lighting, water, music and other utilities; directional signs and other markers and bumpers; maintenance and repair of any fire protection systems, automatic sprinkler systems, lighting systems, storm drainage systems and any other utility systems; personnel to implement such service and to police the common areas; and police and fire protection services. Exterior areas shall include all areas within the Premises outside the exterior boundaries of the buildings situated thereon, including, but not limited to, streets, driveways, parking areas, truckways, delivery passages, loading doors, sidewalks, ramps, open and closed courts and malls, landscaped and planted areas, exterior stairways, bus stops, retaining and decorative walls and planters, and other areas provided for the for the common use of Landlord and Tenant, their employees and invitees.
     12.5 Service Contracts. Tenant shall, at Tenant’s sole cost and expense, procure and maintain contracts, with copies to Landlord, in customary form and substance for, and with contractors specializing and experienced in the maintenance of the following equipment and improvements, if any, if and when installed on the Premises: (i) HVAC equipment, (ii) boiler, and pressure vessels, (iii) fire extinguishing systems, including fire alarm and/or smoke detection, (iv) landscaping and irrigation system, (v) roof covering and drains, (vi) clarifiers, (vii) basic utility feed to the perimeter of the Building, and (viii) any other equipment, if reasonably required by Landlord.
     12.6 Action by Landlord if Tenant Fails to Maintain. If Tenant refuses or neglects to repair or maintain the Premises as required by Sections 12.1, 12.2, 12.3 and 12.4 to the reasonable satisfaction of Landlord, Landlord, at any time following 10 business days from the date on which Landlord shall make written demand on Tenant to affect such repair or maintenance, may, but shall not have the obligation to, make such repair and/or maintenance (without liability to Tenant for any loss or damage which may occur to Tenant’s merchandise, fixtures or other personal property, or to Tenant’s business by reason thereof) and upon completion thereof, Tenant shall pay to Landlord as Landlord Additional Rent Landlord’s costs for making such repairs, plus interest at the Default Rate from the date of expenditure by Landlord upon demand therefor. Moreover, Tenant’s failure to pay any of the charges in connection with the performance of its maintenance and repair obligations under this Lease will constitute a material default under the Lease.
ARTICLE 13. SIGNS AND ADVERTISING
     13.1 Signs. Tenant shall have the right to display each of Tenant’s signs, displays, or other advertising materials that are located on the Premises on or before the Commencement Date. Tenant shall keep such signs in good condition and repair. Tenant shall not display or erect any other signs, displays, or other advertising materials that are visible from the exterior of the building without Landlord’s written approval. The size, design, and other physical aspects of any other permitted sign shall be subject to the Landlord’s written approval prior to installation, which approval will not unreasonably be withheld, any covenants, conditions, or restrictions encumbering the Premises and, any applicable municipal or other governmental permits and approvals. The cost of the sign(s), including but not limited to the permitting, installation, maintenance and removal thereof shall be at Tenant’s sole cost and expense. If Tenant fails to maintain its sign(s), or if Tenant fails to remove such sign(s) upon termination of the Lease, or fails to repair any damage caused by such removal (including without limitation, painting the building, if required by Landlord), Landlord may do so at Tenant’s expense. Tenant shall on demand reimburse Landlord for all costs incurred by Landlord to effect such removal, which amounts shall be deemed Landlord Additional Rent and shall include without limitation, all sums disbursed, incurred or deposited by Landlord, including Landlord’s costs, expenses and actual attorneys’ fees with interest thereon. By executing this Lease, Landlord hereby approves the signage currently existing on the Premises.
ARTICLE 14. ENTRY BY LANDLORD
     14.1 Entry by Landlord. Tenant shall permit Landlord and Landlord’s Agents, prospective purchasers, lenders, investors and contractors to enter the Premises at all reasonable times, upon giving Tenant a 72 hour written notice, except in the event of an emergency in which case the 72 hour written notice is not required: (i) for the purpose of inspecting the same, (ii) for the purposes of performing any of Tenant’s unperformed obligations under this Lease, or (iii) for the purpose of posting notices of non-responsibility for alterations, additions, or repairs.
     14.2 Entry to Relet Premises. Landlord may, during reasonable business hours within 18 months prior to the expiration of this Lease, enter the Premises for the purpose of allowing prospective tenants to view the Premises.
     14.3 No Liability. Landlord shall be permitted to enter the Premises for any of the purposes stated in and in accordance with Sections 14.1 and 14.2 above without any liability to Tenant for any loss of occupation of quiet enjoyment of the Premises resulting therefrom.
     14.4 Entry Conditions. Notwithstanding Sections 14,1, 14.2 or 14.3, entry is conditioned on Landlord using reasonable efforts to cause the least practical interference to Tenant’s business. Landlord shall be liable for any damage caused by the gross negligence or willful misconduct of Landlord or any of the Landlord Group (as hereinafter defined) in exercising the rights under this Article 14, and not otherwise covered by Tenant’s insurance or the insurance Tenant is required to carry under this Lease. Landlord acknowledges that Tenant’s business operations involve the use of highly sensitive, confidential, and proprietary information, and that it is imperative that Landlord and its agents, consultants, contractors or any prospective tenant or broker (collectively, the “Landlord Group”) be accompanied by an authorized agent of Tenant during any entry onto the Premises by the Landlord Group, except in an emergency. Because of the sensitive nature of Tenant’s business operations, it may not be possible to provide ready access to the Landlord Group to every part of the Premises at any given time. Landlord shall cooperate with all reasonable requests of Tenant in entering the Premises.
ARTICLE 15. ASSIGNMENT AND SUBLETTING
     15.1 Assignment and Subletting. Tenant shall have the right to assign its interest in this Lease or sublet the Premises without Landlord’s prior written consent, except as follows: (i) in the event the proposed assignee or subtenant intends to use the Premises in a manner that is not permitted under Section 5.1, Tenant shall be required to obtain Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and (ii) in the event the income generated by the proposed assignee or subtenant could jeopardize BioMed Realty Trust, Inc., a Maryland corporation (“Landlord’s REIT Entity”), status as a real estate investment trust within the meaning of Sections 856 through 860 of the Internal Revenue Code of 1986 (“REIT Status”) or cause the Landlord’s REIT Entity to be in receipt of income that does not constitute “rent from real property” within the meaning of Section 856(d) of the Code, Tenant shall be required to obtain Landlord’s prior written consent, which consent may be given or denied in Landlord’s sole and absolute discretion; provided, however, in the event Tenant is unable to determine whether the proposed assignment or sublease could jeopardize the Landlord’s REIT Entity’s REIT Status, Tenant shall have the right to deliver a notice to Landlord, complying with each of the requirements of Section 15.2, requesting that Landlord make such determination. Landlord shall notify tenant within five (5) business days after Landlord receives such notice and such other information as Landlord may reasonably require whether such assignment or sublease could jeopardize the Landlord’s REIT Entity’s REIT Status. Any purported assignment or subletting contrary to these provisions shall be void. Consent by Landlord to one or more assignments of this Lease or to one or more sublettings of the Premises shall not operate to exhaust Landlord’s rights under this Section.
     15.2 Notice to Landlord. In the event Landlord’s consent is required pursuant to Section 15.1, Tenant shall first notify Landlord of its desire to assign its interest in this Lease or sublet the Premises and shall submit in writing to Landlord (the “Transfer Notice”); (i) the size and location of the space Tenant proposes to assign or sublet; (ii) the name of the proposed assignee or subtenant; (iii) the date on which the Tenant proposes that the transfer be effective, which shall not be earlier than the date which is 30 days after the Transfer Notice (iv) the nature of the proposed assignee’s or subtenant’s business to be carried on in the Premises; (v) the terms and provisions of the proposed sublease or assignment; (vi) such reasonable financial information as Landlord may request concerning the proposed assignee or subtenant, and (vii) such other information as Landlord may reasonably require. Tenant agrees to reimburse Landlord for Landlord’s actual costs and attorneys’ fees (not to exceed $5000) incurred in conjunction with the processing and documentation of any such requested assignment, subletting, transfer, change or ownership or hypothecation of this Lease. Notwithstanding the foregoing, within five (5) days after any assignment of sublet of Tenant’s interest in the Lease (including any assignment by operation of law or the transfer of fifty percent (50%) or more of the equity interests in Tenant measured by voting power or share of Tenant’s profit), Tenant shall provide Landlord a written notice of such assignment or sublet, which notice shall include the date on which the transfer occurred and each of the items specified in items (i), (ii), (iv), (v) and (vii) above.
     15.3 No Release of Liability. No subletting or assignment, even with the consent of Landlord, shall relieve Tenant of its obligation to pay the Rent and perform all the other obligations to be performed by Tenant hereunder. The acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any assignment or subletting.
ARTICLE 16. DISPOSSESSION
     16.1 No Dispossession. If Tenant shall surrender the Premises, or be dispossesed by process of law, or otherwise, Landlord may terminate this Lease, retake possession of the Premises, pursue its remedies provided herein, and any personal property or trade fixtures belonging to Tenant and left on the Premises shall, at the option of Landlord, be deemed abandoned. In such case, Landlord may dispose of said personal property in any manner and is hereby relieved of all liability for doing so.
ARTICLE 17. BREACH BY TENANT
     17.1 Events of Default. The occurrence of any of the following shall constitute a breach and material default of this Lease by Tenant (each, an “Event of Default”):
          17.1.1 The failure of Tenant to pay or cause to be paid when due any Base Monthly Rental, Landlord Additional Rent, Third Party Additional Rent, Rent, the Security Deposit, taxes, monies, or charges required by this Lease to be paid by Tenant when such failure continues for a period of 5 business days after written notice thereof from Landlord to Tenant;
          17.1.2 The failure of Tenant to perform any term, covenant or condition, other than payment of Rent, the Security Deposit, taxes, monies or charges, required by this Lease and Tenant shall have failed to cure such failure within 30 days after written notice from Landlord; provided, however, that where such failure cannot reasonably be cured within the 30 day period, the Tenant shall not be in default if it has commenced such cure within the same 30 day period and diligently thereafter prosecutes the same to completion;
          17.1.3 Subject to the notice and cure provisions of Section 17.1.2 above, Tenant causing, permitting, or suffering, without the prior written consent of Landlord, any act when this Lease requires Landlord’s prior written consent or prohibits such act; or
          17.1.4 To the extent permitted by applicable law, any act of bankruptcy caused, suffered or permitted by Tenant. For purposes of this Lease, “act of bankruptcy” shall include any of the following:
               17.1.4.1. Any general assignment or general arrangement for the benefit of creditors;
               17.1.4.2. The filing of any petition by or against Tenant to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy, unless such petition is filed against Tenant and same is dismissed within 60 days;
               17.1.4.3. The appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located in the Premises or of Tenant’s interest in this Lease; or,
               17.1.4.4. The attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease.
     17.2 Five-Day Notice. In the event that Landlord issues a five-day notice, notice of abandonment or comparable document by reason of Tenant’s breach, and Tenant cures such default, Tenant agrees to pay to Landlord, the reasonable cost of preparation and delivery of same.
     17.3 No Waiver. The acceptance by Landlord of Rent due hereunder after breach by Tenant will not constitute a waiver of such breach, unless a written notice to that effect has been delivered to Tenant.
     17.4 Replacement of Statutory Notice Requirements. To the extent not prohibited by applicable law, when this Lease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notices required by applicable law. To the extent not prohibited by applicable law, when a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this Lease) in the manner required by Section 31.10 shall replace and satisfy the statutory service-of-notice procedures.
     17.5 Mortgagee Protection. In the event of any default on the part of Landlord, Tenant agrees to give notice by registered or certified mail to any beneficiary of a deed of trust or mortgage covering the Premises whose name and address shall have been furnished to the Tenant and shall offer such beneficiary or mortgagee a reasonable opportunity to cure such default (such cure period not to exceed 60 days after receipt of such notice) before Tenant shall attempt to exercise any other remedy.
ARTICLE 18. REMEDIES UPON BREACH
     18.1 Landlord’s Remedies. If Tenant fails to perform any of its affirmative duties or obligations, within 10 business days after written notice (or in the case of any facts or circumstances that create an imminent risk of damage to the Real Property or the Premises or injury to, or death of, persons, without written notice), Landlord may, at its option, perform such duty or obligation on Tenant’s behalf, including but not limited to the obtaining of reasonable required bonds, insurance policies, or governmental licenses, permits or approvals. Tenant shall pay to Landlord an amount equal to the costs and expenses incurred by Landlord in such performance upon receipt of an invoice, with interest thereon, at the Default Rate from the date of expenditure. In the event of any breach or material default by Tenant under Section 17.1, in addition to other rights or remedies of Landlord at law or in equity, Landlord shall have the following remedies:
     18.1.1 Landlord may continue the lease in effect after Tenant’s breach and recover Rent as it becomes due. Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may enforce all of Landlord’s rights and remedies under this Lease, including the right to recover all Rent as it becomes due; and
          18.1.2 Landlord, either as an alternative or subsequent to exercising the remedies set forth in Section 18.1.1, may terminate Tenant’s right to possession of the Premises by and upon delivery to Tenant of written notice of termination. Landlord may then immediately reenter the Premises and take possession thereof pursuant to legal proceedings and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant. No notice of termination shall be necessary in the event that Tenant has abandoned the Premises. In the event that Landlord elects to terminate Tenant’s right of possession, Landlord may recover the following:
               18.1.2.1. The worth at the time of the award of the unpaid Rent which had been earned at the time of termination. “Worth at the time of award” shall be computed by allowing interest at the Default Rate from the first day the breach occurs;
               18.1.2.2. The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that the Tenant proves could have been reasonably avoided. “Worth at the time of award” shall be determined by allowing interest at the Default Rate from the first day a breach occurs;
               18.1.2.3. The worth at the time of award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of such rental loss that the Tenant proves could be reasonably avoided. “Worth at the time of award” shall be computed by discounting such amount at the discount rate at the Federal Reserve Bank of San Francisco at the time of award plus 1%; and
               18.1.2.4. Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefrom including, but not limited to, commissions and expenses of reletting, attorneys’ fees, costs of alterations and repairs, recording fees, filing fees and any other expenses customarily resulting from obtaining possession of leased premises and re-leasing.
          18.2 Landlord Default. Tenant shall have no right to terminate this Lease for any default by Landlord.
ARTICLE 19. DAMAGE OR DESTRUCTION
     19.1 Tenant’s Obligation to Rebuild. If the Premises are damaged or destroyed, Tenant shall immediately provide notice thereof to Landlord, and shall promptly thereafter deliver to Landlord Tenant’s good faith estimate of the time it will take to repair and rebuild the Premises (the “Estimated Time For Repair”). Subject to the other provisions of this Article 19, Tenant shall promptly and diligently repair and rebuild the Premises in accordance with Sections 19.3 and 19.4 unless Landlord or Tenant terminates this Lease in accordance with Section 19.2.
     19.2 Termination.

          19.2.1 Landlord’s Right to Terminate.
               (a) Landlord shall have the right to terminate this Lease following damage to or destruction of all or a substantial portion of the Premises if any of the following occurs (each, a “Termination Condition”): (i) insurance proceeds, together with additional amounts Tenant agrees to contribute under Section 19.4.4, are not confirmed to be available to Landlord, within 90 days following the date of damage, to pay 100% of the cost to fully repair the damaged Premises, excluding the deductible for which Tenant shall also be responsible; (ii) based upon the Estimated Time For Repair, the Premises cannot, with reasonable diligence, be fully repaired by Tenant within 18 months after the date of the damage or destruction; (iii) the Premises cannot be safely repaired because of the presence of hazardous factors, including, but not limited to, earthquake faults, radiation, chemical waste and other similar dangers; (iv) subject to the terms and conditions of Section 19.2.1(a) hereof, all or a substantial portion of the Premises are destroyed or damaged during the last 24 months of the Lease Term; or (v) Tenant is in material default under the terms of this Lease at the time of such damage or destruction past any period of notice and cure as elsewhere provided in this Lease. For purposes of this Section 19.2, a “substantial portion” of the Premises shall be deemed to be damaged or destroyed if the Premises is rendered unsuitable for the continued use and occupancy of Tenant’s business substantially in the same manner conducted prior to the event causing the damage or destruction.
               (b) If all or a substantial portion of the Premises are destroyed or damaged within the first 36 months of the Lease Term or the last 24 months of the initial Lease Term, or within the last 24 months of the first option period under this Lease, and Landlord desires to terminate this Lease under Section 19.2.1(a) hereof, Landlord shall give Tenant written notice of Landlord’s intent to terminate the Lease under Section 19.2.1(a) (“Section 19.2.1(a) Termination Notice”) and Tenant shall have a period of 30 days after receipt of the Section 19.2.1(a) Termination Notice (“Tenant’s Early Option Period”) to (i) if damage has occurred during the first 36 months of the Lease Term, exercise its option to purchase the Premises or (ii) if damage has occurred during the last 24 months of the Lease Term or first option period, exercise its option to extend the initial Lease Term or the first option period, as applicable, by providing Landlord with written notice of Tenant’s exercise of its respective option prior to the expiration of Tenant’s Early Option Period. If Tenant exercises its option rights under the immediately preceding sentence, the Section 19.2.1(a) Termination Notice shall be deemed rescinded and Tenant shall proceed to repair and rebuild the Premises in accordance with the other provisions of this Article 19. If Tenant fails to deliver such written notice to Landlord prior to the end of Tenant’s Early Option Period, then Tenant shall be deemed to have waived its option to purchase the Premises or to extend the Lease Term, as the case may be, and the last day of Tenant’s Early Option Period shall be deemed to be the date of the occurrence of the Termination Condition under Section 19.2.1(a).
          19.2.2 Tenant’s Right to Terminate. Tenant shall have the right to terminate this Lease following damage to or destruction of all or a substantial portion of the Premises if any of the following occurs (each a “Termination Condition”): (i) the Premises cannot, with reasonable diligence, be fully repaired by Tenant within 36 months (not including any time necessary for FDA approval) after the date of the damage or destruction based upon the Estimated Time for Repair, which Estimate Time for Repair shall have been reasonably agreed to by Landlord; or (ii) the Premises are destroyed or damaged during the last 24 months of the Term.
          19.2.3 Exercise of Termination Right. If a party elects to terminate this Lease and has the right to so terminate, such party will give the other party written notice of its election to terminate (“Termination Notice”) within 30 days after the occurrence of the applicable Termination Condition, and this Lease will terminate 15 days after receipt of such Termination Notice, except in the case of a termination by Landlord under Section 19.2.1(a), in which case this Lease will terminate 15 days after expiration of the Tenant Early Option Period if Tenant timely fails to exercise timely Tenant’s option to extend the Lease Term. If this Lease is terminated pursuant to Section 19.2, Landlord shall, subject to the rights of its lender(s), be entitled to receive and retain all the insurance proceeds resulting from such damage, including rental loss insurance, except for those proceeds payable under policies obtained by Tenant which specifically insure Tenant’s personal property, trade fixtures and machinery. For purposes of clarity, Tenant shall continue to maintain and pay the rental loss insurance premiums after this Lease terminates to the extent necessary for Landlord to receive insurance proceeds sufficient to cover 36 months of Rent under this Lease.
     19.3 Tenant’s Obligation to Repair. If Tenant is required to repair or rebuild any damage or destruction of the Premises under Section 19.1, then Tenant shall (a) submit its plans to repair such damage and reconstruct the Premises to Landlord for review and approval, which approval shall not be unreasonably withheld, conditioned or delayed; (b) diligently repair and rebuild the Premises in the same or better condition and with the same or better quality of materials as the condition of the Premises as of the Commencement Date, and in a manner that is consistent with the plans and specifications approved by Landlord; (c) obtain all permits and governmental approvals necessary to repair or reconstruct the Premises (which permits shall not contain any conditions that are materially more restrictive than the permits in existence on the date hereof); (d) cause all work to be performed only by qualified contractors that are reasonably approved by Landlord; (e) allow Landlord and its consultants and agents to enter the Premises at all reasonable times to inspect the Premises and Tenant’s ongoing work and cooperate reasonably in good faith with their effort to ensure that the work is proceeding in a manner that is consistent with this Lease; (f) comply with all applicable laws and permits in connection with the performance of such work; (g) timely pay all of its consultants, suppliers and other contractors in connection with the performance of such work; (h) notify Landlord if Tenant receives any notice of any default or any violation of any applicable law or any permit or similar notice in connection with such work; (i) deliver as-built plans for the Premises within thirty (30) days after the completion of such repair and restoration; (j) ensure that Landlord has fee simple title to the Premises during such work without any claim by any contractor or other party; (k) maintain such insurance as Landlord may reasonably require (including insurance in the nature of builders’ risk insurance) and (l) comply with such other conditions as Landlord may reasonably require. In addition, Tenant shall, at its expense, replace or fully repair all Tenant’s personal property and any alterations installed by Tenant existing at the time of such damage or destruction. Notwithstanding the foregoing, Tenant’s right to repair and rebuild the Building pursuant to this Section 19.3 shall not apply if Tenant has assigned this Lease to a third party, other than an affiliate; provided, however, Landlord shall have the right to require such third party to repair and rebuild the Building in accordance with this Section 19.3. To the fullest extent permitted by law, Tenant shall indemnify, protect, defend and hold Landlord (and its employees and agents) harmless from and against any and all claims, costs, expenses, suits, judgments, actions, investigations, proceedings and liabilities arising out of or in connection with Tenant’s obligations under this Article 19, including, without limitation, any acts, omissions or negligence in the making or performance of any such repairs or replacements. In the event Tenant does not repair and rebuild the Premises pursuant to this Article 19, Tenant shall be in breach, and Landlord shall have the right to retain all casualty insurance proceeds and condemnation proceeds.
     19.4 Application of Insurance Proceeds for Repair and Rebuilding. Landlord shall cause the insurance proceeds on account of such damage or destruction to be held in a separate interest bearing account (the “Restoration Fund”) which shall be held and disbursed as follows:
          19.4.1 Minor Restorations. If the estimated cost of restoration is less than $1,000,000, and if prior to commencement of restoration, no Event of Default or event which would constitute an Event of Default pursuant to which Landlord is taking action to take possession of the Premises or to terminate this Lease shall exist and no mechanics’ or materialmen’s liens shall have been filed and remain undischarged, and if the architects, contracts, contractors, plans and specifications for the restoration shall have been approved by Landlord (which approval shall not be unreasonably withheld or delayed), and Landlord shall be provided with reasonable assurance against mechanics’ liens, accrued or incurred, as Landlord or its lenders may reasonably require and such other documents and instruments as Landlord or its lenders may reasonably require, and Tenant shall have procured acceptable performance and payment bonds reasonably acceptable to Landlord in an amount and form, and from a surety, reasonably acceptable to Landlord, and naming Landlord as an additional obligee; then the Restoration Fund shall be made available to Tenant for application to pay the costs of restoration incurred by Tenant and Tenant shall promptly complete such restoration.
          19.4.2 Other Than Minor Restorations. If the estimated cost of restoration is equal to or exceeds $1,000,000, and if Tenant provides evidence satisfactory to Landlord that sufficient funds are available to restore the Premises, Landlord shall make disbursements from the Restoration Fund from time to time in an amount not exceeding the cost of the work completed since the date covered by the last disbursement, upon receipt of (a) satisfactory evidence, including architect’s certificates, of the stage of completion, of the estimated cost of completion and of performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (b) reasonable assurance against mechanics’ or materialmen’s liens, accrued or incurred, as Landlord or its lenders may reasonably require, (c) contractors’ and subcontractors’ sworn statements, (d) a satisfactory bring-to-date of title insurance, (e) performance and payment bonds reasonably acceptable to Landlord in an amount and form, and from a surety, reasonably acceptable to Landlord, and naming Landlord as an additional obligee, (f) such other documents and instruments as Landlord or its lenders may reasonably require, and (g) other evidence of cost and payment so that Landlord can verify that the amounts disbursed from time to time are represented by work that is completed, in place and free and clear of mechanics’ lien claims.
          19.4.3 Requests for Disbursements. Requests for disbursement shall be made no more frequently than monthly and shall be accompanied by a certificate of Tenant describing in detail the work for which payment is requested, stating the cost incurred in connection therewith and stating that Tenant has not previously received payment for such work; the certificate to be delivered by Tenant upon completion of the work shall, in addition, state that the work has been completed and complies with the applicable requirements of this Lease. Landlord may retain 10% of each requisition in the Restoration Fund until the restoration is fully completed. In addition, Landlord may withhold from amounts otherwise to be paid to Tenant, any amount that is necessary in Landlord’s reasonable judgment to protect Landlord from any potential loss due to work that is improperly performed or claims by Tenant’s contractors and consultants.
          19.4.4 Costs in Excess of Restoration Fund. In addition, prior to commencement of restoration and at any time during restoration, if the estimated cost of restoration, as determined by the evaluation of an independent engineer acceptable to Landlord and Tenant, exceeds the amount of the Restoration Fund, Tenant will provide evidence satisfactory to Landlord that the amount of such excess will be available to restore the Premises. Any sum which remains in the Restoration Fund upon completion of restoration shall be refunded to Tenant up to the amount of Tenant’s payments pursuant to the immediately preceding sentence. If no such refund is required, any sum remaining in the Restoration Fund upon completion of restoration shall be paid to Landlord. In the event Landlord and Tenant cannot agree on an independent engineer, an independent engineer designated by Tenant and an independent engineer designated by Landlord shall within five (5) business days select an independent engineer licensed to practice in Maryland who shall resolve such dispute within ten (10) business days after being retained by Landlord. All fees, costs and expenses of such third engineer so selected shall be shared equally by Landlord and Tenant.
     19.5 Transfer of Restoration Fund Upon Closing Under Any Tenant Purchase Option. In the event the Tenant timely exercises and closes under any option it may have to purchase the Premises and the restoration shall not have been completed, notwithstanding anything herein provided to the contrary, the Landlord shall transfer to the Tenant the unexpended Restoration Fund.
     19.6 Abatement of Rent. Rent shall be temporarily abated in proportion to the degree to which Tenant’s use of the Premises is impaired and only to the extent of any proceeds received by Landlord from the rental abatement insurance described in Section 10.1 hereof, during any period when, by reason of such damage or destruction, Landlord and Tenant reasonably determines that there is substantial interference with Tenant’s use of the Building. Such abatement shall commence upon such damage or destruction and end upon substantial completion by Landlord of the repair or reconstruction which Landlord is obligated or undertakes to do. Tenant shall not be entitled to any compensation or damages from Landlord for loss of the use of the Premises, damage to Tenant’s personal property or any inconvenience occasioned by such damage, repair or restoration.
     19.7 Replacement Cost. The determination in good faith by Landlord of the estimated cost of repair of any damage, of the replacement cost, or of the time period required for repair shall be conclusive for purposes of this Section 19.7.
ARTICLE 20. CONDEMNATION

     20.1 Total Taking – Termination. If title to all of the Premises or so much thereof is taken for any public or quasi-public use under any statute or by right of eminent domain so that reconstruction of the Premises will not result in the Premises being reasonably suitable (as reasonably determined by Landlord and Tenant) for Tenant’s continued occupancy for the uses and purposes permitted by this Lease, this Lease shall terminate as of the date possession of the Premises or part thereof be taken.
     20.2 Partial Taking. If any part of the Premises is taken and the remaining part after Landlord makes repairs and alterations is reasonably suitable, as reasonably determined by Landlord and Tenant, for Tenant’s continued occupancy for the purposes and uses permitted by this Lease, this Lease shall, as to the part so taken terminate as of the date that possession of such part of the Premises is taken and the Base Monthly Rental shall be reduced in the same proportion that the floor area of the portion of the Building so taken (less any addition thereto by reason of any reconstruction) bears to the original floor area of the Building. Tenant shall, at its sole cost and expense, make all necessary repairs or alterations to the Building so as to make the portion of the Building not taken a complete architectural unit in accordance with the terms and provisions of Section 19.4, Landlord shall make available to Tenant any condemnation proceeds it receives which are allocable to such portion of the Building in accordance with the terms and provisions of Section 19.4. Base Monthly Rental due and payable hereunder shall be temporarily abated during such restoration period in proportion to the degree to which Tenant’s use of Premises is impaired. Notwithstanding the foregoing, if more than twenty-five percent (25%) of the square footage of the Building is taken or sold under such threat, Landlord may terminate this Lease as of the date that the condemning authority takes possession by delivery of written notice of such election within twenty (20) days after Landlord has been notified of the taking or, in the absence thereof, within twenty (20) days after the condemning authority shall have taken possession.
     20.3 No Apportionment of Award. Except as provided in Article 19, no award for any partial or entire taking shall be apportioned, it being agreed and understood that Landlord shall be entitled to the entire award for any partial or entire taking. Tenant assigns to Landlord its interest in any award which may be made in such taking or condemnation, together with any and all rights of Tenant arising in or to the same or any part thereof. Nothing contained herein shall be deemed to give Landlord any interest in or require Tenant to assign to Landlord any separate award made to Tenant for the taking of Tenant’s personal property, trade fixtures or machinery for the interruption of Tenant’s business, or its moving costs, or for the loss of its goodwill. In addition, Tenant will have the right to make a separate claim in the condemnation proceeding for (a) the taking of the unamortized or undepreciated value of any leasehold improvements that Tenant has the right to remove at the end of the Lease Term and that Tenant elects not to remove, (b) loss of goodwill, and (c) any other amount in addition to the foregoing, so long as any such claim does not reduce the amount of the award payable to Landlord.
     20.4 Temporary Taking. No temporary taking of the Premises shall terminate this Lease or give Tenant any right to any abatement of Rent, except to the extent covered by insurance proceeds payable to Landlord. Any award made to Tenant by reason of such temporary taking shall belong entirely to Tenant and Landlord shall not be entitled to share therein. Each party agrees to execute and deliver to the other all instruments that may be required to effectuate the provisions of this Section.

     20.5 Sale Under Threat of Condemnation. A sale made in good faith by Landlord to any authority having the power of eminent domain, either under threat of condemnation or while condemnation proceedings are pending, shall be deemed a taking under the power of eminent domain for all purposes of this Section.
ARTICLE 21. SALE OF THE PREMISES BY LANDLORD.
     21.1 Sale of Premises. Notwithstanding any provisions of this Lease to the contrary, Landlord may assign, in whole or in part, Landlord’s interest in this Lease and may sell all or part of the real estate of which the Premises are a part (the “Real Property”). Upon the sale of the Premises, Landlord shall be released of all of its obligations under this Lease, to the extent such obligations are assumed by such purchaser.
ARTICLE 22. ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS
     22.1 Tenant Estoppel Certificate. Tenant shall at any time during the term of this Lease, within 10 business days of written notice from Landlord, execute and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect or, if modified, stating the nature of such modification. Tenant’s statement shall include other details requested by Landlord, such as the date to which Rent and other charges are paid, Tenant’s knowledge concerning any uncured defaults with respect to Landlord’s obligations under this Lease and the nature of such defaults if they are claimed, and such other matters as Landlord may reasonably request. Any such statement may be relied upon conclusively by any purchaser or lender having an interest in the Premises. Tenant’s failure to deliver such statements within such time shall be conclusive upon the Tenant that this Lease is in full force and effect, except as and to the extent any modification has been represented by Landlord, and that there are no uncured defaults in Landlord’s performance, and that not more than 1 month’s Rent has been paid in advance.
     22.2 Tenant Financial Statements. Within 120 days after the end of each fiscal year, Tenant shall provide Landlord a copy of the audited financial statements that have been provided to the SEC or, in the event Tenant is no longer required to deliver such financial statements to the SEC, year-end financial statements, including balance sheets and income statements, reflecting Tenant’s current financial condition for such fiscal year that have been audited by a nationally recognized firm of certified public accountants. Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with this Lease are true, correct and complete in all respects.
ARTICLE 23. SUBORDINATION AND ATTORNMENT
     23.1 Subordination of Lease. This Lease and Tenant’s rights under this Lease are subject and subordinate to any Mortgage (as defined below), ground lease, and to all renewals, modifications, consolidations, replacements, or extensions thereof, now or hereafter affecting the Premises. The provisions of this Section shall be self-operative, and no further instrument of subordination shall be required. In confirmation of such subordination, however, Tenant shall within five business days execute and deliver any instruments that Landlord, the holder of any Mortgage, or the Landlord of any ground lease may request to evidence such subordination. If

Tenant fails to execute and deliver any such instruments, Tenant irrevocably constitutes and appoints Landlord as Tenant’s special attorney-in-fact to execute and deliver such instruments.
     23.2 Attornment to Lender. If the holder of any Mortgage, or the Landlord of any ground lease affecting the Premises, shall hereafter succeed, by foreclosure or otherwise, to the rights of Landlord under this Lease, Tenant shall attorn to and recognize such successor as Tenant’s Landlord under this Lease, and shall promptly execute and deliver any instruments that may be necessary to evidence such attornment, and Tenant hereby irrevocably appoints Landlord as Tenant’s special attorney in fact to execute and deliver such instruments on behalf of Tenant should Tenant refuse or fail to do so. Upon such attornment, this Lease shall continue in effect as a direct lease between such successor Landlord and Tenant upon and subject to all of the provisions of this Lease. Notwithstanding the foregoing, Tenant’s agreement both to subordinate and to attorn, as set forth in this Article, is contingent upon Tenant’s receipt of a nondisturbance agreement from the holder of any encumbrance placed against the Premises, in a recordable, commercially reasonable form or in the holder’s standard form, providing that in the event of any foreclosure, sale under a power of sale, ground or master lease termination, or transfer in lieu of any of the foregoing, or the exercise of any other remedy under any such encumbrance, but subject to such holder’s form exceptions, or other reasonable exceptions: (i) Tenant’s use, possession, and enjoyment of the Premises will not be disturbed and this Lease will continue in full force and effect so long as Tenant is not in default; and (ii) this Lease will automatically become a lease directly between any successor to Landlord’s interest, as landlord, and Tenant, as if that successor were the landlord originally named in the lease.
ARTICLE 24. HOLDING OVER
     24.1 Holding Over. If Tenant should remain in possession of the Premises after the expiration of the term of this Lease without executing a new lease or after Landlord has declared a forfeiture by reason of a default by Tenant, such holding over shall be construed as a tenancy from month to month, subject to all the conditions, provisions and obligations of this Lease insofar as they are applicable to a month to month tenancy, including the provisions of Article 3, except that the Base Monthly Rental shall be one hundred fifty percent (150%) of the Base Monthly Rental last due, payable monthly in advance. Notwithstanding the foregoing, if Tenant fails to vacate the Premises or Tenant fulfills less than all of its obligations hereunder at the end of the Lease Term, Tenant also shall be liable for all damages incurred by Landlord by reason of the latter’s inability to deliver possession of the Premises or any portion thereof to any other person.
ARTICLE 25. EASEMENTS
     25.1. Easements. Landlord reserves the right, from time to time, to grant such easements, rights and dedications that Landlord deems necessary or desirable, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights, dedications, maps and restrictions do not unreasonably interfere with the use of the Premises by Tenant or Tenant’s ability to exercise any of its options hereunder. Landlord agrees to consult with Tenant before granting such easements, rights and dedications. Tenant shall sign any documents or instruments to accomplish the foregoing upon request of Landlord, and failure to do so shall constitute a material breach of this Lease. Tenant irrevocably appoints Landlord as Tenant’s special attorney in fact to execute and deliver such documents or instructions on behalf of Tenant should Tenant refuse or fail to do so.
ARTICLE 26. RESTRICTIONS
     26.1 Compliance with Covenants, Conditions and Restrictions. In addition to requirements imposed by law, the care of the Premises and conduct of business thereupon, among other things, may be restricted or subject to heightened requirements pursuant to one or more recorded Covenant, Conditions and Restrictions (“CC&R’s”). The terms of all applicable CC&R’s, in their entirety, are incorporated herein by this reference. Tenant has received a copy of all applicable CC&R’s prior to the execution of this Lease, and such receipt is acknowledged hereby.
     26.2 Associations. Tenant shall faithfully observe and comply with the provisions of all applicable CC&R’s, and all modifications and additions which may from time to time be enacted pursuant to their terms. Tenant shall similarly observe and comply with all requests, demand and orders otherwise made by any governing associations created under the authority of the CC&R’s (the “Associations”). Any violation by Tenant of the CC&R’s or rightful orders of the Associations created thereby after written notice to Tenant shall be a default under this Lease, subject to the cure provisions of Section 17.1.2. However, Landlord will not be responsible to Tenant for the nonperformance of any provisions of such CC&R’s by its tenants occupying neighboring properties, if any.
     26.3 Association Fees. All payments, charge, dues, and assessments imposed under the authority of the CC&R’s and the Associations (“Association Fees”), if any, shall be the sole responsibility of Tenant, who shall timely pay such Association Fees to Landlord as Landlord Additional Rent. Each payment shall be made promptly on demand throughout the term of this Lease and shall be paid without deduction or offset.
     26.4 Conservation Easement Agreement. The Premises is restricted by the Agreement by Owners’ Dedication on the plat recorded as Plat No. 20556 pursuant to that certain Conservation Easement Agreement recorded December 30, 1994 in Liber 13178, Folio 412, by and among Michele Rosenfeld, Associate General Counsel of the Maryland-National Capital Park and Planning Commission.
ARTICLE 27. HAZARDOUS MATERIALS
     27.1 Definitions:
          27.1.1 Hazardous Materials Laws. “Hazardous Materials Laws” means any and all federal, state or local laws, ordinances, rules, decrees, orders, regulations or court decisions relating to hazardous substances, hazardous materials, hazardous waste, toxic substances, environmental conditions on, under or about the Premises, or soil and ground water conditions, including, amendments to and any regulations promulgated pursuant to the foregoing, and any similar federal, state or local laws, ordinances, rules, decrees, orders or regulations.
          27.1.2 Hazardous Materials. “Hazardous Materials” means any chemical, compound, substance or other material, including, without limitation, gasoline, diesel, aviation fuels, lubricating oils, solvents and chemicals, that: (i) is defined as a hazardous substance, hazardous material, hazardous waste or toxic substance under any Hazardous Material Law; (ii) is controlled or governed by any Hazardous Materials Law, or gives rise to any reporting, notice or publication requirements thereunder, or gives rise to any liability, responsibility or duty on the part of Tenant or County with respect to any third person thereunder; or (iii) is a flammable or explosive material, asbestos, radioactive material, nuclear medicine material, drug, vaccine, bacterial, virus, hazardous waste, toxic substance, or related injurious or potentially injurious material (by itself or in combination with other materials).
     27.2 Tenant’s Obligations
          27.2.1 Compliance with Laws. Tenant shall strictly comply with, and shall maintain the Premises in compliance with, all Hazardous Materials Laws. Tenant shall obtain and maintain in full force and effect all permits, licenses and other governmental approvals required for Tenant’s operations on the Premises under any Hazardous Materials Laws and shall comply with all terms and conditions thereof. At Landlord’s request, Tenant shall deliver copies of, or allow Landlord to inspect, all such permits, licenses and approvals.
          27.2.2 Remedial Work. Tenant shall perform any monitoring, investigation, clean-up, removal, detoxification, preparation of closure or other required plans and any other remedial work (collectively, “Remedial Work”) required as a result of any use, release or discharge of Hazardous Materials at or from the Premises or any violation of Hazardous Materials Laws caused by Tenant or any subtenant of Tenant or their respective agents, contractors, employees, licensees or invitees (but not by Landlord or Landlord’s Agents). Landlord shall have the right to intervene in any governmental action or proceeding involving any Remedial Work, and to approve performance of the work, in order to protect Landlord interests. Tenant shall be solely responsible for paying all fines, damages and penalties imposed by any governmental agency resulting from Tenant’s violation of any Hazardous Materials Laws.
          27.2.3 Compliance with Insurance Requirements. Tenant shall comply with the requirements of Tenant’s insurers regarding Hazardous Materials and with such insurers’ recommendations based upon prudent industry practices regarding management of Hazardous Materials.
          27.2.4 Notice; Reporting. Tenant shall notify Landlord in writing immediately after any of the following: (a) Tenant has knowledge, or has reasonable cause to believe, that any Hazardous Material has been released or discharged under or about the Premises, whether or not the Hazardous Material is in quantities that would require reporting to a public agency; (b) Tenant receives any order of a governmental agency requiring any Remedial Work pursuant to any Hazardous Materials Laws; (c) Tenant receives any warning, notice of inspection, notice of violation or alleged violation, or Tenant receives notice or knowledge of any proceeding, investigation of enforcement action, pursuant to any Hazardous Materials Laws; or (d) Tenant receives written notice of any claims made by any third party against Tenant or the Premises relating to any loss or injury resulting from Hazardous Materials. Tenant shall deliver to Landlord copies of all test results, reports and business management plans required to be filed with any government agency pursuant to any Hazardous Materials Laws.

          27.2.5 Entry and Inspection; Cure. Subject to Section 14.4, Landlord and its agents, employees and contractors, shall have the right to enter the Premises at all reasonable times to inspect the Premises and Tenant’s compliance with the terms and conditions of this Section 27, or to conduct investigations and tests. No prior notice to Tenant shall be required in the event of any emergency, or if Landlord has reasonable cause to believe that violations by Tenant of this Section 27 have occurred, or if Tenant consents at the time of entry. In all other cases, Landlord shall give at least 72 hours’ prior written notice to Tenant. Landlord shall have the right, but not the obligation, to remedy any violation by Tenant of the provisions of this Section 27, or to perform any Remedial Work necessitated as a result of any discharge by Tenant of Hazardous Materials on the Premises. Tenant shall pay, upon demand, all costs incurred by Landlord in remedying such violations or performing all Remedial Work necessitated by the acts or omissions of Tenant and/or its agents or employees, plus interest thereon at the Default Rate from the date of demand until the date paid by the Tenant.
          27.2.6 Termination/Expiration. Upon termination or expiration of this Lease, Tenant shall, at Tenant’s cost, remove any equipment, improvements or storage facilities utilized in connection with any Hazardous Materials and shall clean up, detoxify, repair and otherwise restore the Premises to a condition in compliance with applicable laws governing Hazardous Materials, to the extent such condition is caused by Tenant or any subtenant of Tenant or their respective agents, contractors, employees, licensees or invitees. Subject to Section 14.4, upon termination or expiration of this Lease, Tenant shall, at Tenant’s cost, permit Landlord and Landlord’s Agents to enter the Premises upon giving Tenant a 72 hour written notice for the purposes of inspecting the environmental condition of the Premises, including an audit of any Hazardous Materials that are located on the Premises.
          27.2.7 Indemnification. Tenant shall indemnify, protect, defend and hold Landlord (and its employees and agents) harmless from and against any and all claims, costs, expenses, suits, judgments, actions, investigations, proceedings and liabilities arising out of or in connection with any breach of any provision of this Lease to the extent arising out of the use, generation, storage, release, disposal or transportation of Hazardous Materials by Tenant or any subtenant, or their respective agents, contractors or employees upon the Premises (but not by Landlord or Landlord’s Agents), on, under or about the Premises during the Term, including, but not limited to, all foreseeable consequential damages and the cost of any Remedial Work, but excepting any loss or injury resulting from the breach of the Lease by Landlord or the gross negligence or willful misconduct of Landlord or Landlord’s Agents. Neither the consent by Landlord to the use, generation, storage, release, disposal or transportation of Hazardous Materials, nor strict compliance with all Hazardous Materials Laws, shall excuse Tenant from Tenant’s indemnification obligations pursuant to this Section 27.2.7. The foregoing indemnity shall be in addition to and not a limitation of the indemnification provisions of Section 9 of this Lease. Tenant hereby indemnifies and holds Landlord harmless against loss, damage, attorneys’ fees and all other expenses on account of claims of lien of laborers or materialmen or others for work performed or materials or supplies furnished for Tenant or its contractors, agents or employees. If Tenant fails to discharge or undertake to defend against such liability, upon receipt of written notice from Landlord of such failure, Tenant shall have the Defense Cure Period to cure such failure by prosecuting such a defense. If Tenant fails to do so within the Defense Cure Period, then Landlord may settle the same and Tenant’s liability to Landlord shall be conclusively established by such settlement provided that such settlement is entered into on commercially reasonable terms and conditions, the amount of such liability to include both the settlement consideration and the costs and expenses (including attorneys’ fees) incurred by Landlord in effecting such settlement. Tenant’s obligations pursuant to this Section 27.2.7 shall survive the termination or expiration of the Lease. The procedures set forth in Section 9.4 also will apply to this Section.
          27.2.8 Default. The release or discharge of any Hazardous Material or violation of any Hazardous Materials Law by Tenant or any subtenant of Tenant shall be a material default by Tenant under the Lease, subject to the cure provisions set forth in Section 17.1.2. In addition to or in lieu of the remedies available under the Lease as a result of such default, Landlord shall have the right, without terminating the Lease, to require Tenant to suspend its operations and activities on the Premises until Landlord is satisfied that appropriate Remedial Work has been or is being adequately performed; Landlord’s election of this remedy shall not constitute a waiver of Landlord’s right thereafter to declare a default and pursue other remedies set forth in the Lease.
ARTICLE 28. INTENTIONALLY DELETED
ARTICLE 29. RETAINED EQUIPMENT
     29.1 Retained Equipment. Tenant is the owner of all of the tangible property listed on Schedule 2 attached hereto (collectively, the “Retained Equipment”)[THIS SCHEDULE SHOULD MATCH EXHIBIT 1-E TO THE PURCHASE AGREEMENT].
          29.1.1 Tenant shall not directly or indirectly, sell, encumber, transfer, or assign its interests in any of the Retained Equipment, unless such Retained Equipment is replaced with a comparable item of equal quality and quantity as existed as of the time of such removal.
          29.1.2 Tenant hereby agrees to maintain the Retained Equipment in good condition and repair, reasonable wear and tear excepted, and not permit any mechanics’ or materialmen’s lien, mortgage, deed of trust, lien, pledge, charge, security interest, restrictive covenant or easement or encumbrance of any kind with respect to such Tenant Leased Equipment, whether or not filed, recorded or otherwise perfected or effective under applicable law, to be levied against the Retained Equipment.
          29.1.3 Conditioned upon and effective upon the occurrence of any of the following events, Tenant assigns, sells, transfers, conveys and sets over to Landlord the Retained Equipment free and clear of all liens and encumbrances, together with all intellectual property essential to the maintainence and operation of the Retained Equipment, together with all books, records, documents, contracts and agreements relating thereto: (a) any default by Tenant under the terms of this Lease and such default is not cured within fifteen (15) days after receiving written notice from Landlord, (b) any default by Tenant under the Security Agreement and such default is not cured within fifteen (15) days after receiving written notice from Landlord, (c) expiration of this Lease in accordance with its terms; or (d) Tenant attempting to assign, transfer or encumber the Retained Equipment other than in accordance with Section 29.1.1 hereof.
          29.1.4 Tenant shall execute and deliver such documents as Landlord may request to evidence the transfer of the Retained Equipment, including a bill of sale. If Tenant fails to execute and deliver such documents, then Landlord may do so. Tenant hereby appoints

Landlord its attorney in fact for such purpose, which appointment is coupled with an interest and is irrevocable. Tenant shall pay all transaction costs associated with the sale of the Retained Equipment to Landlord.
          29.1.5 Pursuant to that certain Security Agreement dated as of even date herewith, Tenant granted to Landlord a valid and perfected first priority security interest in the Tenant Leased Equipment free and clear of all liens and encumbrances. Landlord shall have the right to file Uniform Commercial Code financing statements for all jurisdictions as may be necessary or desirable to perfect Landlord’s security interest in the Tenant Leased Equipment.
ARTICLE 30. OPTION TO EXTEND
     30.1 Options To Extend. Tenant shall have the option to extend the term of this Lease for two, ten year periods, subject to the following provisions:
          30.1.1 Tenant shall have no right to exercise an option: (a) during the period commencing with the giving of any notice of default and continuing until said default is cured, (b) during the period of time any Rent is due and unpaid, or (c) in the event that Landlord has given three or more notices of separate monetary or material non-monetary defaults, whether or not the defaults are cured, during the 12 months immediately preceding the exercise of the option.
          30.1.2 The period of time within which an option may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise an option because of Section 30.1.1.
          30.1.3 An option shall terminate and be of no further force or effect, notwithstanding Tenant’s due and timely exercise of the option, if, after such exercise and prior to the commencement of the extended term, (a) Tenant fails to pay Rent for a period of 30 days after such Rent becomes due, or (b) if Tenant commits a default under this Lease and such default is continuing after the expiration of the applicable cure periods set forth in Section 17.1.
          30.1.4 Tenant shall exercise the option by delivery of written notice to Landlord not less than 12 months prior to the expiration of the initial term and, if exercised, the first option period, of this Lease. If said notice is not delivered within said time period(s), this option shall terminate.
     30.2 Rent –Option. The Base Monthly Rental payable by Tenant during the option period shall be an amount equal to 102% of the Base Monthly Rental payable during the final month of the Lease Term, and shall be increased annually on each anniversary thereafter, by an amount equal to 2.00% of the Base Monthly Rental for the preceding year.
ARTICLE 31. Miscellaneous
     31.1 Gender. Whenever the singular number is used in this Lease, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and the word “person” shall include corporation, firm, or association, when required by the context.

     31.2 Headings. The headings or title to the paragraphs of this Lease are for convenience only and do not in any way define, limit or construe the contents of such paragraphs.
     31.3 Integration. This instrument contains all of the agreements and conditions made between the parties with respect to the hiring of the Premises and may not be modified orally or in any other manner other than by a written instrument signed by all the parties to this Lease.
     31.4 Choice of Laws. The laws of the State of Maryland as applied to contracts entered into between citizens of the State of Maryland and to be performed within the State of Maryland shall govern the validity, performance and enforcement of this Lease.
     31.5 Severability. If any provision of this Lease is determined to be void by any court of competent jurisdiction, such determination shall not affect any other provisions of this Lease and such other provisions shall remain in full force and effect. If any provision of this Lease is capable of two constructions, one which would render the provision void and one which would render the provision valid, the provision shall be interpreted in the manner which would render it valid.
     31.6 Amendment for Financing. Upon written request of Landlord and at no material expense to Tenant that Landlord does not agree to bear, Tenant agrees to execute any lease amendments not materially altering the terms of this Lease, if required by the first mortgagee or beneficiary of a deed of trust encumbering real property of which the Premises constitute a part (“Mortgage”) incident to the financing of the real property of which the Premises constitute a part. Any change affecting the amount or timing of the consideration to be paid by Tenant or modifying the term of this Lease or the permitted use of the Premises or any options shall be deemed as materially alter the terms hereof.
     31.7 Payments. Except as may otherwise be expressly stated, each payment required to be made by Tenant shall be in addition to and not in substitution for other payments to be made by Tenant.
     31.8 Time of Essence. Time is of the essence in this Lease.
     31.9 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain labor or materials or reasonable substitutes thereof, governmental restrictions, regulations, or controls, enemy or hostile governmental action, civil commotion, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, shall excuse the performance by such party for a period equal to that resulting from such prevention, delay or stoppage, except those obligations of Tenant to make payment for rental and other charges pursuant to the terms of this Lease.
     31.10. Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses at the following addresses. Any such notices shall be either (a) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (b) sent by facsimile, in which case notice shall be deemed delivered upon transmission of such notice with confirmed receipt by the sender’s machine, or (c) sent by personal delivery, in which case notice shall be deemed delivered upon receipt or refusal of delivery. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. The attorney for a party has the authority to send notices on behalf of such party

To Landlord:	Belward C LLC
c/o BioMed Realty, L.P.
Attn: General Counsel
17140 Bernardo Center Drive, Suite 222
San Diego, California 92128
Phone: (858) 485-9840 Fax: (858) 485-9843

To Tenant:	Human Genome Sciences, Inc.
Attn: James H. Davis, Esq
Executive V.P. & General Counsel
14200 Shady Grove Road,
Rockville, Maryland 20850
Phone: (301) 251-6039 Fax: (301) 517-8831

with a copy to:	Paley Rothman
Attn: Alan S. Mark, Esq.
4800 Hampden Lane
Bethesda, Maryland 20814
Phone: (301) 951-9337 Fax: (301) 654-0165
     Either party may, with proper notice, at any time designate a different address to which notices shall be sent.
     31.11. Brokers. Tenant shall pay a commission to Scheer Partners, Inc. (“Scheer”), pursuant to a separate broker’s commission agreement between Scheer and Tenant. Except as provided above, Landlord and Tenant each represents to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation and/or execution of this Lease and agree to indemnify and defend the other against all liability, costs, expenses and charges arising from any claims that may be made against them by any real estate broker, agent, finder, or other person, alleging to have acted on behalf of Landlord or Tenant.
     31.12. Confidentiality. During the course of this Lease the parties may exchange certain financial statements, accounting records and other documents that are clearly stamped “confidential” (“Confidential Information”). Landlord and Tenant hereby acknowledge and agree that the Confidential Information of each party is to be kept strictly confidential. Accordingly, except as may be required by law or court order, neither Landlord nor Tenant will, without the prior written consent of the other party, release, publish or otherwise distribute (and shall not authorize or permit any other person or entity to release, publish or otherwise distribute) any of the other party’s Confidential Information to any person or entity other than such party’s prospective lenders and purchasers of the Premises and legal and financial advisors, each of whom shall agree to hold such information strictly confidential as if such persons were bound by the provisions of this Section 31.12. The obligations of this Section 31.12 will not apply to information that the receiving party can establish by written records (a) was known by it prior to the receipt of the Confidential Information from the disclosing party; (b) was disclosed to the receiving party by a third party having the right to do so; (c) was, or subsequently became, in the public domain through no fault of the receiving party, its officers, directors, employees or agents; or (d) was disclosed by the receiving party pursuant to any judicial, governmental or stock exchange request, requirement or order, so long as the receiving party provides the disclosing party with sufficient prior notice in order to allow the disclosing party to contest such request, requirement or order.
     31.13 Waiver of Jury Trial. The parties hereby waive their respective rights to trial by jury in any action or proceeding involving the Premises or arising out of this Lease.
     31.14 Americans with Disabilities Act. Since compliance with the Americans with Disabilities Act (ADA) is dependent on Tenant’s specific use of the Premises, Landlord makes no warranty or representation as to whether or not the Premises comply with the ADA or any similar legislation. In the event that Tenant’s use of the Premises requires modifications or additions to the Premises in order to be in ADA compliance, Tenant agrees to make any such necessary modifications and/or additions at Tenant’s expense.
     31.15 Execution in Counterparts. This Lease may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one agreement. To facilitate execution of this Lease, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.
     31.16 Attorneys’ Fees. If either party institutes or is made a party to any action or proceeding to enforce or interpret this Lease, the prevailing party in such action or proceeding shall be entitled to recover all costs and attorneys’ fees incurred in connection with such action or proceeding, or any appeal or enforcement of such action or proceeding.
     31.17 Quiet Enjoyment. If Tenant is not in breach under the covenants made in this Lease, Landlord covenants that Tenant shall have peaceful and quiet enjoyment of the Premises without hindrance on the part of Landlord during the Lease Term, including any extensions thereof. Landlord will defend Tenant in the peaceful and quiet enjoyment of the Premises against claims of all persons claiming through or under Landlord.
     31.18 Successor’s Liability. The covenants and conditions herein contained shall, subject to the provisions as to assignment, apply to and bind the heir, successors, executors, administrators, and permitted assigns of all the parties hereto and all of the parties hereto shall be jointly and severally liable for the covenants contained herein.
     31.19 Quitclaim Deed. Tenant shall execute and deliver to Landlord on the expiration date or earlier termination of this Lease, promptly on Landlord’s request, a quitclaim deed to the Premises, in recordable form, designating Landlord as transferee.
     31.20 Damages. THE PARTIES WAIVE ANY AND ALL RIGHTS THEY MAY HAVE TO PUNITIVE, SPECIAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF STOCK VALUE, IN RESPECT OF ANY DISPUTE BASED ON

THIS LEASE; provided, however, such waiver shall not apply to disputes arising out of: (a) intentional misconduct or fraud; (b) Tenant’s failure to vacate the Premises within two (2) months after the expiration of the Lease Term; or (c) any claim for indemnification pursuant to the terms and conditions of this Lease.
     31.21 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed or delivered by either party, each party agrees to perform, execute and deliver, any further actions, documents, as may be reasonably necessary or as may be reasonably requested to fully effectuate the purposes, terms and conditions of this Lease.
[ Signature Page Follows]

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year set forth at the beginning hereof.

LANDLORD:		TENANT:

BELWARD C LLC,		HUMAN GENOME SCIENCES, INC.
a Maryland limited liability company		a Delaware corporation

By:	BioMed Realty, L.P.,
	a Maryland limited partnership,	By:
	its Member	Name:
Title:

Name:
Title: